Exhibit 99.1
For further information contact:
Michael R. Garone, Interim CEO and CFO
973.532.8005 or mgarone@emisphere.com
Karen Kelsch, Assistant Manager Communications
973.532.8101 or kkelsch@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES
FINANCIAL RESULTS FOR FIRST QUARTER 2011
Conference Call/Webcast to be Held Tuesday, May 10, 2011 at 10:00 AM EDT
CEDAR KNOLLS, NJ, May 10, 2011 — Emisphere Technologies, Inc. (OTCBB: EMIS) announced its financial results for the first quarter 2011. The Company will host a conference call this morning at 10:00 AM EDT to discuss these results.
The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-318-7450 (United States and Canada) or 1-719-325-2202 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM EDT through midnight on May 24, 2011 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 6622372.
FIRST QUARTER 2011 FINANCIAL RESULTS
Emisphere reported net income of $11.0 million, or $0.21 per basic and $0.19 per diluted share, for the three months ended March 31, 2011, compared to a net loss of $17.3 million (restated), or $0.41 per basic and diluted share for the same period last year.
Total operating loss and operating expenses were $2.1 million, a decrease of $0.9 million or 32% compared to the same period last year. Total operating expenses include research and development costs of $0.5 million and general and administrative expenses of $1.5 million, compared to $0.6 million and $2.3 million, respectively for the same period last year.
Other income was $13.0 million for the three months ended March 31, 2011, including a $14.3 million gain from the change in fair value of derivative instruments related to a decrease in the market price of the Company’s common stock, compared to other expense of $14.3 million (restated) for the same period last year, an increase of $27.3 million, due primarily to an decrease in fair value of derivative instruments of $28.3 million offset partially by a $1.0 million increase in interest expense.
LIQUIDITY
Cash, cash equivalents and restricted cash held as of March 31, 2011 were $1.8 million, compared to $5.6 million at December 31, 2010.
The Company estimates its annual cash burn rate to support continuing operations without implementing additional cost reductions is approximately $8 million per year. Consequently, the Company anticipates that its existing capital resources, without implementing cost reductions, raising additional capital, or obtaining substantial cash inflows, will enable us to continue operations through approximately June 2011, or earlier, if unforeseen events arise that negatively affect our liquidity. Management believes there are reasonable alternatives potentially available to the Company that will enable it to meet its near term operating cash requirements, but there are no assurances that such financing can be obtained on favorable terms or at all. Please refer to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 for additional information.
PRODUCT DEVELOPMENTS
Emisphere’s pipeline includes a broad range of product candidates in different stages of development.
•	Novartis is using our Eligen® drug delivery technology in combination with salmon calcitonin, parathyroid hormone, and human growth hormone. Their most advanced program utilizing the Company’s Eligen® Technology is testing an oral formulation of calcitonin to treat osteoarthritis and osteoporosis. For osteoarthritis, Novartis completed one Phase III clinical trial and a second Phase III clinical study is continuing. Novartis is also conducting a Phase III clinical study for osteoporosis. The Company anticipates that data from these clinical studies will become available during the fourth quarter, 2011.

•	Novo Nordisk is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently in a Phase I clinical trial.

•	The Company is continuing to develop an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. During the fourth quarter 2010, the Company completed a clinical trial which showed that oral Eligen® B12 (1000 mcg) can efficiently and quickly restore Vitamin B12 levels in deficient individuals as effectively as the injectable formulation, which is the current standard of care. The manuscript summarizing the results from that clinical trial has been accepted for publication in the journal Clinical Therapeutics. We also conducted market research to help assess the potential commercial opportunity for our potential Eligen® B12 (1000 mcg) product. Currently, we are exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.
The Company is continuing with a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Eligen® Technology to improve the oral absorption of selected molecules.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011 and Emisphere’s Quarterly report on Form 10-Q for the Quarter ended March 31, 2011.
# # #

EMISPHERE TECHNOLOGIES, INC.
CONDENSED STATEMENT OF OPERATIONS
For the three months ended March 31, 2011 and 2010
(in thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2011	2010

Net Sales	$—	$12
Costs and expenses:
Research and development	529	562
General and administrative expenses	1,451	2,334
Restructuring costs	—	50
Gain on disposal of fixed assets	—	(1)
Depreciation and amortization	70	75

Total costs and expenses	2,050	3,020

Operating loss	(2,050)	(3,008)

Other non-operating income (expense):
Other income	23	3
Change in fair value of derivative instruments
Related party	11,736	(9,120)
Other	2,581	(4,847)
Interest expense
Related party	(1,280)	(65)
Other	(11)	(222)

Total other non-operating income (expense)	13,049	(14,251)

Net income (loss)	$10,999	$(17,259)

Net income (loss) per share, basic	$0.21	$(0.41)

Net income (loss) per share, diluted	$0.19	$(0.41)

Weighted average shares outstanding, basic	52,051,602	42,077,334
Weighted average shares outstanding, diluted	56,753,815	42,077,334

EMISPHERE TECHNOLOGIES, INC.
BALANCE SHEETS
March 31, 2011 and December 31, 2010
(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$1,513	$5,326
Accounts receivable, net	13	14
Inventories	260	260
Prepaid expenses and other current assets	539	496

Total current assets	2,325	6,096
Equipment and leasehold improvements, net	72	82
Purchased technology, net	778	838
Restricted cash	260	260

Total assets	$3,435	$7,276

Liabilities and Stockholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$1,174	$2,954
Derivative instruments
Related party	8,952	17,293
Others	2,717	5,647
Contract termination liability, current	234	435
Restructuring accrual, current	150	300
Other current liabilities	37	35

Total current liabilities	13,264	26,664
Notes payable, including accrued interest and net of related discount, related party	21,665	20,385
Deferred revenue	31,549	31,535
Derivative instrument related party	7,771	11,166
Deferred lease liability and other liabilities	36	46

Total liabilities	74,285	89,796

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 52,366,334 shares (52,076,602 outstanding) as of March 31, 2011 and issued 52,178,834 shares (51,889,102 outstanding) as December 31, 2010	524	522
Additional paid-in-capital	402,522	401,853
Accumulated deficit	(469,944)	(480,943)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(70,850)	(82,520)

Total liabilities and stockholders’ deficit	$3,435	$7,276